Exhibit 99.1

American Technical Ceramics Corp. Announces Second Quarter Financial
Results

    HUNTINGTON STATION, N.Y.--(BUSINESS WIRE)--Feb. 3, 2004--AMERICAN TECHNICAL CERAMICS CORP. (AMEX Symbol: AMK), a leading manufacturer of high-performance electronic components, including capacitors and thin film circuits for a broad range of commercial and military applications, today announced financial results for the second fiscal quarter and the six months ended December 31, 2003.
    Net sales for the quarter ended December 31, 2003 increased 17% to $13,516,000, from $11,561,000 in the comparable quarter in fiscal year 2003. Net loss amounted to $446,000, or approximately ($.05) per common share and common share assuming dilution, for the quarter ended December 31, 2003, compared with a net loss of $330,000, or approximately ($.04) per common share and common share assuming dilution, for the comparable quarter ended December 31, 2002.
    Net sales for the six months ended December 31, 2003 increased 8% to $26,065,000, from $24,048,000 in the comparable period in fiscal year 2003. Net loss amounted to $1,229,000 for the six months ended December 31, 2003, or approximately ($.15) per common share and common share assuming dilution, compared with net income of $8,000 (essentially break-even on a per share basis, both basic and assuming dilution), for the comparable period ended December 31, 2002.
    Management stated that the increase in sales for the three and six month periods as compared to the comparable periods of the prior fiscal year was a result of increased sales to customers in the wireless infrastructure, semiconductor equipment and military markets.
    Net income decreased for the three and six month periods ended December 31, 2003 compared to the comparable periods of the prior fiscal year despite higher revenues primarily due to increased labor and overhead costs and increased operating expenses. The Company has been adding employees in production and sales to support increased booking and quoting activity, improve product delivery times and support increased activity relative to certain new products as they enter later phases of preproduction. Additionally, selling expense has increased due to increased commissions and expansion in the Company's international sales offices in Sweden and China.
    Bookings for both the three and six month periods ended December 31, 2003 improved from the levels experienced during the comparable periods of last fiscal year as the Company experienced improvement in nearly all of the major markets that it serves. Bookings for the three month period ended December 31, 2003 were $14,186,000, an increase of 7% over the $13,248,000 recorded for the three month period ended December 31, 2003. Bookings were $26,460,000 for the six months ended December 31, 2003, an increase of 4% over the $25,481,000 recorded for the comparable six month period in fiscal year 2003. Bookings increased 16% from the immediately preceding fiscal quarter, primarily as a result of very strong activity in both the wireless infrastructure and semiconductor markets.
    Victor Insetta, President and Chief Executive Officer of the Company, said, "The markets we serve are showing definite signs of improvement. In each of the last two quarters bookings have increased over the prior sequential quarter, and our customers are beginning to place some orders with extended lead times."
    Mr. Insetta added, "We have been reporting that, during the market downturn, we have continued to make investments in manufacturing and sales. While these investments have affected our results over the past several quarters, we believe that we may soon be rewarded for our patience and perseverance. By virtue of our investments in manufacturing and sales, we have improved delivery rates, expanded our product offerings and improved customer service. As a result, we believe we are poised to service the increased demand that we are seeing and that we expect will continue."
    The Company invites you to participate in the upcoming conference call with management. The details are as follows:


                      Wednesday, February 4, 2004
                   11:00 A.M. Eastern Standard Time
               TOLL FREE CALL IN NUMBER: 1-888-428-4479


    A replay of the call will be available for approximately two weeks, beginning shortly after the call ends. To hear the replay, the number is 1-800-475-6701 (USA) and 320-365-3844 (International). The
access code is 702611.
    A live webcast of the call will begin at 11:00 a.m. Eastern Standard Time on Wednesday, February 4, 2004. To access the webcast, go to the Company's website, www.atceramics.com, and click on the webcast icon in the Investor Relations section. This webcast will be available for two weeks.

    American Technical Ceramics Corp. designs, develops, manufactures and markets electronic components, including ceramic multilayer capacitors and custom thin film circuits. The Company's products are utilized in a broad range of commercial and military applications, including wireless infrastructure, fiber optics, medical electronics, semiconductor manufacturing equipment and satellite equipment.

    "Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995:

    This release may contain forward-looking statements that are subject to risks and uncertainties, including, but not limited to, economic and political conditions, the impact of competitive products, product demand and market acceptance risks, changes in product mix, costs and availability of raw materials, fluctuations in operating results, delays in development of highly-complex products, risks associated with international sales and sales to the U.S. military, risk of customer contract or sales order cancellation and other risks detailed from time to time in American Technical Ceramics Corp.'s filings with the Securities and Exchange Commission, including, without limitation, those contained under the caption "Item 1. BUSINESS - CAUTIONARY STATEMENTS REGARDING FORWARD - LOOKING STATEMENTS" in the Company's Annual Report on Form 10-K. These risks could cause American Technical Ceramics Corp.'s actual results for future periods to differ materially from those expressed in any forward-looking statements made by, or on behalf of, the Company. Any forward-looking statements represent the Company's expectations or forecasts only as of the date they were made and should not be relied upon as representing its expectations or forecasts as of any subsequent date. The Company undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, even if its expectations or forecasts change.


          American Technical Ceramics Corp. and Subsidiaries
                 (in thousands, except per share data)


              Condensed Consolidated Balance Sheet Data
              -----------------------------------------
                                         December 31,       June 30,
                                             2003             2003
                                         ------------     ------------
                                         (unaudited)
Cash and Investments                     $    10,657      $    11,696
Accounts Receivable                            6,748            6,721
Inventories                                   15,719           15,144
Current Assets                                36,517           36,490
Total Assets                                  62,412           63,548
Current Liabilities                            4,946            5,005
Total Liabilities                             11,343           11,595
Total Stockholders' Equity                    51,069           51,953



         Condensed Consolidated Statement of Operations Data
         ---------------------------------------------------
                                              Three Months Ended
                                                  (unaudited)
                                         -----------------------------
                                         December 31,     December 31,
                                             2003             2002
                                         ------------     ------------
Net Sales                                $    13,516      $    11,561
Gross Profit                                   3,643            3,429
Operating Loss                                  (482)            (390)
Net Loss                                        (446)            (330)
Loss Per Share:
    Basic                                $     (0.05)     $     (0.04)
    Diluted                              $     (0.05)     $     (0.04)
Weighted Average Common Shares
 Outstanding:
    Basic                                      8,116            8,073
    Diluted                                    8,116            8,073



         Condensed Consolidated Statement of Operations Data
         ---------------------------------------------------
                                               Six Months Ended
                                                  (unaudited)
                                         -----------------------------
                                         December 31,     December 31,
                                             2003             2002
                                         ------------     ------------
Net Sales                                $    26,065      $    24,048
Gross Profit                                   6,519            7,515
Operating (Loss) /Income                      (1,520)             116
Net (Loss) /Income                            (1,229)               8
(Loss) /Earnings Per Share:
    Basic                                $     (0.15)     $      0.00
    Diluted                              $     (0.15)     $      0.00
Weighted Average Common Shares
 Outstanding:
    Basic                                      8,106            8,072
    Diluted                                    8,106            8,224

    CONTACT: American Technical Ceramics Corp.
             Kathleen M. Kelly, 631-622-4710
             Vice President
             invest@atceramics.com
             or
             The Global Consulting Group
             Allan Jordan, 646-284-9400
             Senior Vice President
             ajordan@hfgcg.com